Exhibit 10.105

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the "Agreement") is made and entered into as of January 24, 2004 subject to satisfaction of the conditions set forth herein, by and between Digital Lightwave, Inc. ("Lightwave") and Arrow Electronics, Inc. ("Arrow"), on the following terms and conditions:

RECITALS

WHEREAS, as of the date of this Agreement, Lightwave owes Arrow $3,710,218.04 (the "Amount Due") in valid and undisputed charges for goods and services it purchased and has received from Arrow;

WHEREAS, Digital has offered to settle its outstanding liabilities with its general unsecured creditors for ten percent (10%) of each of such creditors current outstanding liability;

WHEREAS, Arrow and Lightwave wish to settle the Amount Due for $371,021.81 on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration between the parties, including the premises and undertakings recited herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

  Incorporation of Recitals: The Recitals are incorporated herein and are hereby made a part of this Agreement.
  Lightwave’s Settlement Obligations: Lightwave agrees to and shall deliver to Arrow payment in the amount of $371,021.81 (the "Payment Sum") in full settlement and satisfaction of the Amount Due. The Payment Sum shall be distributed to Arrow by check or wire transfer within three (3) business days of the date hereof.
  Mutual Release and Waiver: Upon receipt of the Payment Sum by Arrow, each party hereto, for itself and each and all of its respective subsidiaries, affiliates, successors, and assigns, hereby unconditionally and absolutely releases and discharges the other, and each and all of their respective affiliates, successors, assigns, present and former representatives, agents, employees, attorneys, shareholders, officers, and directors of and from any and all claims, demands, debts, payments, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions, and causes of action, of every kind and nature whatsoever arising directly or indirectly out of the Amount Due or the transactions that gave rise thereto (collectively, "Claims") existing as of the date hereof (hereinafter collectively referred to as the "Released Matters"); provided , however , nothing in this Section 3 shall be deemed in any way release, waive, discharge or affect (i) Lightwave’s obligations to Arrow provided for in any other provision of this Agreement, or (ii) any claims or rights that Arrow may have against TriQuint Semiconductor, Inc., a manufacturer of transponder products ("TriQuint"). The release set forth in this Section 3 shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Each party expressly represents to the other that this Agreement and the releases contained in this Section 3 have been freely and voluntarily entered into by it after careful review and consultation with its counsel.
  Dismissal: Within five (5) business days following the date of Arrow’s receipt of the Payment Sum, Arrow shall dismiss all complaints and actions against Digital and any of its affiliates with prejudice. The dismissal shall indicate that each party is to bear its own costs and expenses.
  TriQuint: Digital shall use commercially reasonable efforts to cooperate with Arrow in connection with Arrow’s prosecution of its currently pending claims against TriQuint. Arrow shall reimburse Digital for any costs and expenses of Digital associated with such cooperation.
  Entire Agreement: This Agreement contains the entire Agreement of the parties with respect to these matters (and solely with respect to these matters) and may not be modified in any way except by writing executed by the authorized representatives of each of the parties hereto.
  Authorization: The individual signatories to this Agreement represent that they have been duly authorized to execute this Agreement on behalf of the parties they purport to represent herein.
  Execution in Counterparts: This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered (including by facsimile transmission), shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same agreement.
  Binding Agreement: This Agreement will bind and inure to the benefit of each of the party’s respective predecessors, successors, trustees, receivers, guardians, executors, administrators, heirs, distributees, partners, directors, officers, employees, shareholders, agents, beneficiaries and assignees whether so expressed or not. The provisions of Section 3 of this Agreement shall, subject to the terms and provisions of this Agreement, also inure to the benefit of the persons and parties released therein who are not signatories to this Agreement.
  Governing Law: Except to the extent that federal law should provide otherwise, the terms, conditions and provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving consideration to such state’s conflict of law provisions.
  Headings: The use in this Agreement of headings is for the convenience of reference only. Such headings are not and shall not be considered part of this Agreement nor shall such headings control the construction and interpretation of the terms and conditions hereof.

IN WITNESS WHEREOF, each of the parties hereto have caused this instrument to be signed by themselves or their duly authorized agents as of the date set forth in the first paragraph of this Agreement.

DIGITAL LIGHTWAVE, INC.	ARROW ELECTRONICS, INC.

By: /s/ James R. Green	By: /s/ Wayne Brody

Its: Chief Executive Officer	Its: Vice President Legal Affairs